UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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ATMEL CORPORATION

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The following press release, which includes a letter sent to stockholders of Atmel Corporation, was issued by the Company on the evening of May 7, 2007.
GOVERNANCE AND INDUSTRY EXPERTS SUPPORT ATMEL’S BOARD, NEW
MANAGEMENT TEAM, THEIR PLAN AND RECORD OF EXECUTION
Atmel’s Board — Experienced, Independent and Committed to Implementing
Additional Actions to Unlock Shareholder Value
SAN JOSE, CA, May 7, 2007 . . . Atmel® Corporation (NASDAQ: ATML) today announced that it is mailing the following letter to Atmel shareholders in connection with the special meeting on May 18, 2007. The letter:
•	Highlights numerous governance and industry experts who support Atmel’s Board of Directors, new management team, their proven record of execution, and their plan to further unlock shareholder value; and

•	Compares the extensive experience and independence of Atmel’s current directors with the limited experience and conflicting interests of George Perlegos’s hand-picked, personally paid nominees.
This letter and other related materials for the special meeting can be found at http://www.atmel.com/ir/.
TIME IS SHORT.
Vote the WHITE Proxy Card TODAY to Protect Your Investment in Atmel
May 7, 2007

Dear Atmel Shareholder:

We are executing on our goals despite the distractions being imposed on Atmel by George Perlegos and his retaliatory campaign to retake control of your company. Our solid first quarter results and the 24% increase in Atmel’s stock price since Mr. Perlegos was terminated for cause for misusing corporate funds for personal gain are just two metrics that evidence our success. Corporate governance, industry experts and Atmel’s investors recognize our progress. Your Board of Directors and new management team are focused on fully unlocking the value of your investment.

Atmel’s transformation is just beginning: we will continue implementing additional strategic and operational actions throughout 2007, including improving, restructuring and/or exiting businesses that don’t meet our financial targets, returning excess capital to shareholders, and further enhancing corporate governance with the addition of new, independent directors.

With the special meeting of shareholders less than two weeks away, it is important that you act now to protect your interests. To ensure that Atmel remains on the right path to a stronger future and that our progress is not disrupted, we urge you to vote AGAINST the Perlegos proposal by signing, dating and returning the enclosed WHITE proxy card marked AGAINST today.
GOVERNANCE AND INDUSTRY EXPERTS SUPPORT ATMEL’S BOARD AND
NEW MANAGEMENT TEAM
ISS Recommends Shareholders Vote Against the Perlegos Proposal on the WHITE Proxy Card
On May 1, 2007, your Board and new management team reported first quarter sales that outperformed the industry, were at the high end of guidance and exceeded analysts’ estimates. The press noted, “All of these [results] reflect the good work by the new management that took over last August when the founder and then Chairman and CEO was terminated from office for misuse of corporate travel funds.”* (“Atmel Corporation: Is a Recovery in Sight?,” SeekingAlpha.com, 05/04/07). Corporate governance and industry experts agree.
•	“there is no substantial difference between the management’s current strategy and that proposed by the dissident nominees. With overall strategy rather similar, we believe that a more pertinent issue is implementation/execution risk. The company’s 1Q2007 result suggests that the current management has been able to execute the proposed business strategy.”* (Institutional Shareholder Services (ISS), 05/05/07 report recommending that shareholders vote AGAINST the Perlegos proposal)

•	“We note that the company’s stock price has outperformed its 4-digit GICS peers in terms of 1-yr TSR...We also looked at Atmel’s stock performance since the new management assumed control. The increase in company’ stock price of 17.4 percent since Aug. 6, 2006 to-date, has outperformed the 13.0 percent increase in the benchmark PHLX Semiconductor Sector index (SOX).”* (ISS, 05/05/07 report recommending that shareholders vote AGAINST the Perlegos proposal)

•	“[M]anagement is aggressively pursuing restructuring actions with further opportunities to pursue in 2007 and 2008”* (Craig Berger, Wedbush Morgan Securities, 05/02/07)

•	“Management announced back in December that it would take action to reduce costs and accelerate the company’s growth while increasing shareholder value...Management followed through on these initiatives”* (Robert Burleson, ThinkEquity Partners LLC, 05/02/07)

*	Permission to use quotations was neither sought nor obtained.

•	“We remain optimistic about the restructuring opportunity as the company drives: 1) product mix focus on higher margin lines, 2) operating leverage as it redeploys R&D, and 3) achieves margin expansion from manufacturing restructuring.”* (Suji De Silva, Cathay Financial, 5/2/07)

•	“we expect limited shareholder momentum behind this [Perlegos] movement largely because the current management is already executing a restructuring that is very similar to the one suggested in the ex-CEO’s plan.”* (Suji De Silva, Cathay Financial, 03/16/07)
To support Atmel’s Board, new management team, and their plan to fully unlock the value of your investment, you should use the enclosed WHITE card to vote AGAINST the Perlegos proposal.
WHAT INDUSTRY EXPERTS ARE SAYING ABOUT
GEORGE PERLEGOS AND HIS HAND-PICKED, PAID NOMINEES
ISS and Industry Experts Deride “the Former CEO’s Mismanagement of the Company”*
In contrast to your Board and new management team’s record of action and execution, in the five years prior to being terminated for cause, George Perlegos oversaw losses exceeding $1.2 billion in the aggregate and negative shareholder returns. The very recent attempts of his hand-picked, paid nominees to disassociate from their sponsor and Mr. Perlegos’s abrupt termination of his efforts to be reinstated as interim CEO underscore the serious doubts raised by Mr. Perlegos’s ethical failings and poor operational track record.
•	“[W]e generally believe that most Atmel shareholders we have spoken with believe Mr. Perlegos’ plan is too little too late in light of the firm’s many years of continued operating losses from the dot com bubble burst all the way through 1H:05.”* (Craig Berger, Wedbush Morgan Securities, 05/02/07)

•	“Investors, however, are unlikely to embrace [George Perlegos,] the former president...The investors want to move forward with someone who they view as independent and objective and with a better track record of restructuring.”* (Craig Berger, Wedbush Morgan Securities, quoted by Forbes.com, 03/30/07)

•	“If Mr. Perlegos is able to win this proxy fight, we believe this would be negative for the stock.”* (Robert Burleson, ThinkEquity Partners LLC, 03/22/07)

YOUR CURRENT DIRECTORS: EXPERIENCED AND INDEPENDENT
vs.
PERLEGOS’S HAND-PICKED, PAID NOMINEES: LIMITED EXPERIENCE AND CONFLICTED

	Atmel’s Current Directors Perlegos Wants to Remove	Perlegos’s 5 Hand-Picked, Paid Nominees

Semiconductor Industry Experience

Number of Persons with Experience	All 5	Only 1 (Braune)

Years of Experience	More than 75	Fewer than 15

Number of Semiconductor Companies Served
As officer or employee	13	3
As board member	More than 25	None

Public Company Board Experience

Number of Persons with Experience	All 5	Only 1 (Vandeman)

Years of Experience	More than 75	Fewer than 5

Number of Public Companies Served	10	Only 2:
x drkoop.com, which filed for Chapter 7 liquidation only 1 year after Perlegos nominee joined board
x Valuevision Media, which suffered net losses every year since Perlegos nominee joined board

Independence from George Perlegos	All independent Atmel directors served as members of special committee that terminated George Perlegos for cause, demonstrating their independence from Mr. Perlegos	George Perlegos’s payments of $100,000 to each of his nominees undermines any claim that they will be “independent” directors, rather than associates hired to carry out his “plan”

Alignment with Atmel shareholder interests	All 5 Atmel directors beneficially own Atmel shares — aligned with shareholder interests	None of Perlegos’s nominees own any Atmel shares — no alignment with shareholder interests

We are committed to adding new, independent directors to help drive Atmel’s continued transformation, and a search for candidates is underway with the assistance of Heidrick & Struggles. Among the criteria established by Atmel’s independent nominating committee as part of this search are prior public company board experience and independence. None of Mr. Perlegos’s nominees meet these qualifications, and we believe our plan to transform Atmel and increase shareholder value will be in jeopardy if any of Mr. Perlegos’s nominees are elected.

You should also know that if any of his nominees are elected, Mr. Perlegos says he intends to seek $5.9 million from Atmel as reimbursement for his personal campaign costs for the special meeting — and does “not intend to submit the question of such reimbursement to a vote of Atmel’s shareholders.” Don’t let Mr. Perlegos’s paid nominees turn over millions of dollars of Atmel corporate funds to Mr. Perlegos.
IT’S CLEAR TO US THAT THE ONLY SLATE THAT IS TRULY INDEPENDENT AND
HIGHLY QUALIFIED IS ATMEL’S SLATE
We encourage you to protect your investment and support Atmel’s Board of Directors and new management team by voting AGAINST the Perlegos proposal and signing, dating and returning the enclosed WHITE proxy card today, or by using the instructions on the WHITE proxy card to submit your vote by telephone or Internet.

On behalf of your Board of Directors, thank you for your continued support, /s/ Steven Laub Steven Laub President and Chief Executive Officer

IF YOU HAVE ALREADY RETURNED A GREEN PROXY, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE AND CAN DO SO BY VOTING THE WHITE PROXY TODAY.

IF YOU HAVE ANY QUESTIONS ABOUT HOW TO VOTE YOUR WHITE PROXY, YOU SHOULD CONTACT THE FIRM ASSISTING ATMEL IN THE SOLICITATION OF PROXIES: INNISFREE M&A INCORPORATED TOLL-FREE AT: (877) 456-3488.

Investor Contact	Media Contact
Robert Pursel	Jennifer Schaefer / Mike Cuneo
Director of Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
408-487-2677	212-355-4449
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